Exhibit 99.1

News Release

Commercial Metals Company Announces Closing of Tax-Exempt Bond Financing with Proceeds of $150.0 Million

IRVING, Texas, May 15, 2025 /PR Newswire/ – Commercial Metals Company (NYSE: CMC) (“CMC”) announced today the closing of the previously announced sale of $150.0 million in original aggregate principal amount of Solid Waste Disposal Facilities Revenue Bonds (Commercial Metals Company Project), Series 2025 (the “Bonds”), issued by the West Virginia Economic Development Authority (the “WVEDA”). The sale of the Bonds provided proceeds of $150.0 million, which CMC has borrowed from the WVEDA pursuant to a loan agreement, and CMC will use such proceeds to finance a portion of the costs of the construction of solid waste disposal facilities located in Berkeley County, West Virginia.

The Bonds will bear interest at 4.625% per annum and mature in 2055. Pursuant to its agreement with the WVEDA, CMC will pay the debt service on the Bonds, including the semiannual interest payments on the outstanding principal of the Bonds, and will repay the principal of the Bonds upon maturity or earlier redemption or repurchase.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About CMC

CMC is an innovative solutions provider helping build a stronger, safer, and more sustainable world. Through an extensive manufacturing network principally located in the United States and Central Europe, we offer products and technologies to meet the critical reinforcement needs of the global construction sector. CMC’s solutions support early-stage construction across a wide variety of applications, including infrastructure, non-residential, residential, industrial, and energy generation and transmission.

Media Contact: Susan Gerber, 214-689-4300